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                                                                EXHIBIT (13) (B)

                              PURCHASE AGREEMENT
                              ------------------

     UST Master Funds, Inc. (the "Company"), a Maryland corporation, and UST Distributors, Inc. ("Distributor"), a Delaware corporation, hereby agree with each other as follows:

     1. The Company hereby offers Distributor and Distributor hereby purchases one Plan Share, one Distribution Share and one Non-Plan Share of each of the following investment portfolios of the Company at $10 per share: Early Life Cycle Fund, Long-Term Supply of Energy Fund, Productivity Enhancers Fund, Environmentally-Related Products and Services Fund, Aging of America Fund, Communication and Entertainment Fund, Business and Industrial Restructuring Fund, Global Competitors Fund, Emerging Americas Fund, Pacific/Asia Fund, Pan European Fund, Short-Term Government Securities Fund and Intermediate-Term Managed Income Fund (collectively, the "New Fund Shares"). The Company hereby acknowledges receipt from Distributor of funds in the total amount of $390 in full payment for the New Fund Shares.

     2. Distributor represents and warrants to the Company that the New Fund Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 29th day of December 1992.

                                        UST MASTER FUNDS, INC,

                                        By: /s/ A. C. Tannachion
                                           ------------------------------
                                            its President

                                        UST DISTRIBUTORS, INC.

                                        By: /s/ signature illegible
                                           ------------------------------
                                            its President